Exhibit 99.1

Mid-Con Energy Partners, LP Announces Full Year and Fourth Quarter 2012 Results, 2012 Year End Proved Reserves, 2013 Guidance and Updated Hedge Positions

DALLAS, March 5, 2013 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announced today financial and operating results for the fourth quarter and full year ended December 31, 2012. Results contained herein are preliminary, and are therefore subject to change prior to filing audited results on Form 10-K on or around March 6, 2013.

Mid-Con Energy emphasized the following 2012 results:

•

Increased production approximately 60% to 1,907 barrels of oil equivalent (Boe) per day on average in 2012 from 1,191 Boe per day on average in 2011. Furthermore, production in the fourth quarter of 2012 was 2,261 Boe per day on average.

•

Increased estimated net proved reserves approximately 31% to 13.1 million Boe (MMBoe) (99% Oil / 67% Proved Developed) at December 31, 2012 compared to 10.0 MMBoe (99% Oil / 69% Proved Developed) at December 31, 2011.

•	Increased Adjusted EBITDA approximately 99% to $47.7 million in 2012, up $23.7 million from $24.0 million in 2011.

Mid-Con Energy emphasized the following 2012 significant events:

•	Increased the quarterly distribution rate approximately 4% from $0.475 per unit for the quarter ended December 31, 2011 to $0.495 per unit for the quarter ended December 31, 2012.

•

Acquired 442 Boe per day average net production and 3.0 MMBoe net proved reserves in four separate transactions for a combined purchase price of approximately $49.0 million, subject to customary post-closing adjustments.

•

Completed first follow-on offering in October 2012 of 1,000,000 common units representing limited partner interests at a price to the public of $21.20 per unit. Net proceeds of $20.4 million were used to reduce borrowings outstanding under the credit facility.

The following table reflects selected operating and financial results for the full year and fourth quarter ended December 31, 2012 and previous year comparison. The Partnership’s consolidated financial statements can be found in supplemental tables of this press release.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
	($ in thousands)
Production:
Oil (MBbl)	203	130	678	407
Natural gas (MMcf)	31	38	122	164

Total (MBoe) (1)	208	136	698	434

Average net daily production (Boe/d) (1)	2,261	1,481	1,907	1,191
Revenues, excluding realized commodity derivatives	$17,162	$11,989	$61,561	$38,031
Revenues, including realized commodity derivatives	$18,892	$10,630	$65,271	$35,874
Net income (loss)	$6,909	$(2,984)	$29,862	$18,968
Adjusted EBITDA (2)	$13,348	$5,966	$47,681	$23,994
Distributable Cash Flow (2)	$11,731	$5,687	$41,883	$20,404

(1)	Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2)	Non-GAAP financial measures. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

Craig George, Executive Chairman of the Board, commented, “We believe that our performance during the fourth quarter of 2012 was a positive capstone to a busy and successful first year as an MLP. During our initial public offering in December 2011, we conveyed our goals and expectations for 2012; and we are pleased that we not only delivered on these expectations, but in many ways exceeded what we set out to accomplish. We consider these results a solid foundation for favorable ongoing returns for our unitholders.”

Full Year 2012 Results

Production volumes for the twelve months ended December 31, 2012 were 698 thousand Boe (MBoe) or 1,907 Boe per day on average. In comparison, Mid-Con Energy’s production volumes for the twelve months ended December 31, 2011 were 434 MBoe or 1,191 Boe per day on average. This approximate 60% increase in average daily production was primarily due to (i) ongoing waterflood response in each of our core areas, (ii) active drilling programs in the Partnership’s Southern and Northeastern Oklahoma core areas (iii) six full months of realized production from 115 Boe per day on average acquired in June 2012, and (iv) realized production from approximately 83 and 244 Boe per day on average acquired in October and November 2012, respectively. During 2012, Mid-Con Energy’s development activities accounted for $21.6 million in total capital expenditures, used to drill 39 gross (31 net) producing and injection wells.

Oil sales, excluding the effect of commodity derivatives, were $60.9 million in 2012 and accounted for approximately 99% of total oil and natural gas sales. This represented an approximate 65% increase from $36.8 million in 2011 and resulted in an average realized oil price of $89.80 per barrel (Bbl), in 2012 compared to $90.45 per Bbl in 2011. Approximately 74% of Mid-Con Energy’s 2012 oil production was hedged at an average price of $101.51 per Bbl. Given the favorable variance between the average hedge price and NYMEX WTI, the Partnership received $3.7 million for realized commodity derivatives during 2012, or $5.47 per Bbl. This compares to $2.2 million paid during 2011, or a ($5.30) per Bbl.

Natural gas sales of $0.7 million, which included the sale of natural gas liquids, accounted for the remaining 1% of total oil and natural gas sales in 2012, and resulted in an average realized price of $5.52 per thousand cubic feet (Mcf).

Lease operating expenses, which included ad valorem taxes, were $10.9 million, or $15.68 per Boe, in 2012 compared to $8.5 million, or $19.56 per Boe, in 2011. Development and drilling activities in 2012 have equated to an increase in the aggregate number of producing wells and operating expenses; however the realized production received from these new wells resulted in approximately 20% lower lease operating expense per Boe.

Production taxes in 2012 were $2.0 million, or $2.82 per Boe, for an effective tax rate of approximately 3.2% compared to production taxes in 2011 of $1.9 million, or $4.31 per Boe, for an effective tax rate of 4.9%. The decrease in the 2012 effective tax rate was due to select Southern Oklahoma properties having received a reduced production tax rate from Oklahoma’s Enhanced Oil Recovery Project Gross Production Tax Exemption.

In the Partnership’s first full year as a publicly traded partnership, total general and administrative expenses increased $7.2 million to $11.0 million in 2012, which included $6.3 million in non-cash equity-based compensation. In comparison, 2011 general and administrative expenses of $3.8 million included $1.7 million in non-cash equity-based compensation. Additional variances compared to the prior year were related to higher professional fees necessary to comply with public reporting requirements and incremental personnel costs from the hiring of new staff.

Adjusted EBITDA for 2012 was $47.7 million, approximately 99% above 2011 Adjusted EBITDA of $24.0 million. Distributable Cash Flow for 2012 was $41.9 million after subtracting $1.6 million in cash interest expense and $4.2 million in estimated maintenance capital expenditures.

Fourth Quarter 2012 Results

Mid-Con Energy’s production volumes for the fourth quarter of 2012 were 208 MBoe or 2,261 Boe per day on average, compared to production of 136 MBoe or 1,481 Boe per day on average in the fourth quarter of 2011.

Oil sales, excluding the effect of commodity derivatives, were $17.0 million in fourth quarter of 2012 and resulted in an average realized oil price of $83.50 per barrel (Bbl), compared to $90.35 per Bbl in the fourth quarter of 2011. Approximately 64% of Mid-Con Energy’s oil production during the fourth quarter of 2012 was hedged at an average price of $101.59 per Bbl. Given the favorable variance between the average hedge price and NYMEX WTI, the Partnership received $1.7 million for realized commodity derivatives during the fourth quarter of 2012, or $8.52 per Bbl. This compares to $1.4 million paid during the fourth quarter of 2011, or ($10.45) per Bbl.

Lease operating expenses were $3.6 million, or $17.25 per Boe, in the fourth quarter of 2012 compared to $2.5 million, or $18.68 per Boe, in the fourth quarter of 2011.

Production taxes in the fourth quarter of 2012 were $0.7 million, or $3.21 per Boe, for an effective tax rate of approximately 3.9% compared to production taxes in the fourth quarter of 2011 of $0.8 million, or $5.53 per Boe, for an effective tax rate of 6.3%.

Total general and administrative expenses during the fourth quarter of 2012 were $2.4 million and included $1.1 million in non-cash equity-based compensation. In comparison, general and administrative expenses during the fourth quarter of 2011 were $1.4 million.

Adjusted EBITDA for the fourth quarter of 2012 was $13.3 million, approximately 122% above Adjusted EBITDA of $6.0 million for the fourth quarter of 2011. Distributable Cash Flow for the fourth quarter of 2012 was $11.7 million after subtracting $0.5 million in cash interest expense and $1.1 million in estimated maintenance capital expenditures.

Year End 2012 Estimated Net Proved Reserves

Mid-Con Energy’s year end 2012 estimated net proved reserves were 13.1 MMBoe, representing a 3.1 MMBoe or approximate 31% increase compared to year end 2011 estimated net proved reserves of 10.0 MMBoe. Reserves at year end 2012 were categorized as approximately 99% oil and 67% proved developed, both on a Boe basis.

At December 31, 2012, the standardized measure of the Partnership’s estimated net proved reserves was $403.4 million. The standardized measure represents the present value of estimated future net revenue to be generated from the production of proved reserves, determined in accordance with the rules and regulations of the SEC, without giving effect to non-property related expenses, such as general and administrative expenses, debt service and future federal income tax expense, or to depreciation, depletion and amortization, and then discounted using an annual rate of 10 percent. Given Mid-Con Energy’s status as a limited partnership, the calculation of standardized measure does not include any provision for federal income tax expense.

The following table shows estimated proved reserves as of December 31, 2012, as prepared by the Partnership’s internal reserve engineers and audited by Cawley, Gillespie & Associates, Inc., independent petroleum engineers.

	Oil	Gas
	(MBbls)	(MMcf)	MBoe (1)
Proved developed and undeveloped reserves:
As of December 31, 2011	9,936	676	10,049
Revisions for previous estimates	(784)	(143)	(808)
Extensions, discoveries and other additions	1,572	—	1,572
Purchases of minerals in place	3,028	18	3,031
Production	(678)	(122)	(698)

As of December 31, 2012	13,074	429	13,146

Proved developed reserves:
December 31, 2012	8,727	429	8,799
Proved undeveloped reserves:
December 31, 2012	4,347	—	4,347

(1)	Estimated quantities of oil and natural gas reserves in MBoe equivalents at a rate of six Mcf per Bbl.

2013 Guidance

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release.

2013
($ in thousands, except per Boe and per unit metrics)
Total Production:
Oil (MBbl)	911 – 964
Natural Gas (MMcf)	66 – 77

Total (MBoe) (1)	922 – 976

Net Production Per Day:
Oil (Bbl/d)	2,495 – 2,640
Natural Gas (Mcf/d)	180 – 210

Total (Boe/d) (1)	2,525 – 2,675

Cost Per Boe (at mid-point of range):
Production taxes (% of total revenue)	5.0%
Lease operating expenses	$16.33
General and administrative (2)	$5.53
Targets (at mid-point of range):
Adjusted EBITDA (3)	$61,000
Less: Cash interest expense	($2,250)
Less: Estimated maintenance capital expenditures (4)	($8,200)

Distributable Cash Flow	$50,550

Distributable Cash Flow per unit (5)	$2.580
Distribution per unit (5)(6)	$1.980
Distribution coverage ratio	1.30x
Commodity Price Assumptions (excluding the impact of hedges):
NYMEX WTI ($ per Bbl)	$85.00
Realized Price (% of NYMEX WTI)	95.2%
NYMEX HH ($ per Mmbtu)	$3.00
Realized Price (% of NYMEX HH) (7)	125.0%

Footnotes:

(1)	Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2)	General and administrative expenses exclude non-cash equity-based compensation.
(3)	Assumes cash gain from impact of commodity derivatives of approximately $9.5 million in 2013.
(4)	Estimated maintenance capital expenditures based on December 31, 2012 reserve report audited by Cawley, Gillespie and Associates, Inc.
(5)	Based on 19,590,350 limited partner and general partner units outstanding as of March 5, 2013.
(6)	Based on most recent quarterly distribution announced of $0.495 per unit.
(7)	Includes the sale of NGLs.

These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

Hedging Update

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and to reduce its exposure to fluctuations in the price of oil. The Partnership’s hedging program objective is to protect its ability to make current distributions, and to be better positioned to increase its quarterly distribution over time, while retaining some ability to participate in upward movements in oil prices. Mid-Con Energy uses a phased approach, looking approximately 36 months forward while targeting a higher hedged percentage in the near 12 months of the period.

Supplementing its primary hedging strategy described above, Mid-Con Energy also intends to enter into additional commodity derivative contracts in connection with material increases in its estimated production and at times when management believes market conditions or other circumstances suggest that it is prudent to do so, as opposed to entering into commodity derivative contacts at predetermined times or on prescribed terms.

As of March 5, 2013, the following table reflects volumes of Mid-Con Energy’s production covered by commodity derivative contracts, and the average prices at which the production will be hedged:

	2013	2014	2015
Oil Derivative Contracts:
A. Swap Contracts:
Volume (Bbl/d)	1,696	1,973	164
Weighted Average Floor Price per Bbl	$98.10	$93.56	$90.05
B. Put/Call Option Contracts (Collars):
Volume (Bbl/d)	296	—	—
Weighted Average Floor/Ceiling Price per Bbl	$97.67 – $108.80	—	—

Total Oil Derivative Contracts (A+B):
Volume (Bbl/d)	1,992	1,973	164
Weighted Average Floor Price per Bbl	$98.03	$93.56	$90.05

% of Estimated Oil Production Hedged—Total Proved (1)	76.3%	70.3%	5.4%

(1)	Based on total proved oil reserves reflected in December 31, 2012 reserve report audited by Cawley, Gillespie & Associates, Inc.

Liquidity Update

As of December 31, 2012, the Partnership’s total liquidity of $53.1 million included $1.1 million in cash and cash equivalents and $52.0 million of available borrowings under the revolving credit facility, which has a current borrowing base of $130.0 million.

Increased Cash Distributions

As announced on January 24, 2013, the board of directors of Mid-Con Energy’s general partner declared its second consecutive increase in the quarterly cash distribution rate to $0.495 per unit for the quarter ended December 31, 2012. This represented an approximate 4% increase over the $0.475 per unit initial distribution rate declared at the Partnership’s initial public offering in December 2011. The quarterly distribution was paid February 14, 2013 to all unitholders of record at the close of business on February 7, 2013.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

Results contained herein are preliminary, and are therefore subject to change prior to filing audited results on Form 10-K on or around March 6, 2013

Additionally, our unitholders’ Schedule K-1 for the tax year 2012 will be available for download on the Mid-Con Energy website during the week of March 11, 2013. Any questions related to your Schedule K-1 should be directed to Mid-Con Energy Tax Package Support at 1-855-886-9760.

Conference Call

As announced on January 24, 2013, Mid-Con Energy’s management will host a conference call on Wednesday, March 6, 2013 at 10:00 a.m. ET (9:00 a.m. CT) to discuss operating and financial results. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 92338868) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A telephonic replay of the conference call will be available through March 13, 2013 by dialing 1-855-859-2056 (Conference ID: 92338868). Additionally, a webcast archive will be available at www.midconenergypartners.com.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma and Colorado within the Hugoton Basin.

Forward-Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the SEC available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Balance Sheets (Unaudited)

(in thousands, except number of units)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,053	$228
Accounts receivable:
Oil and gas sales	6,413	5,018
Other	603	2,405
Derivative financial instruments	3,679	1,028
Prepaids and other	25	25

Total current assets	11,773	8,704

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method:
Proved properties	167,036	97,269
Accumulated depletion, depreciation and amortization	(21,727)	(11,403)

Total property and equipment, net	145,309	85,866

DERIVATIVE FINANCIAL INSTRUMENTS	858	1,505
OTHER ASSETS	650	536

Total assets	$158,590	$96,611

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,204	$4,575
Accrued liabilities	315	138
Other payables	—	1,630

Total current liabilities	5,519	6,343

LONG-TERM DEBT	78,000	45,000

ASSET RETIREMENT OBLIGATIONS	2,890	1,919

EQUITY:
Partnership equity
General partner interest	1,814	1,299
Limited partners – 18,990,849 and 17,640,000 units issued and outstanding as of December 31, 2012 and 2011, respectively	70,367	42,050

Total equity	72,181	43,349

Total liabilities and equity	$158,590	$96,611

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except per unit data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Revenues:
Oil sales	$16,950	$11,745	$60,887	$36,813
Natural gas sales	212	244	674	1,218
Realized gain (loss) on derivatives, net	1,730	(1,359)	3,710	(2,157)
Unrealized gain (loss) on derivatives, net	(1,634)	(5,962)	2,004	3,437

Total revenues	17,258	4,668	67,275	39,311

Operating costs and expenses:
Lease operating expenses	3,589	2,540	10,948	8,491
Oil and gas production taxes	667	752	1,965	1,869
Impairment of proved oil and gas properties	41	—	1,296	—
Dry holes and abandonments of unproved properties	—	41	—	813
Depreciation, depletion and amortization	3,004	2,842	10,324	7,160
Accretion of discount on asset retirement obligations	34	23	126	78
General and administrative (includes non-cash equity-based compensation)	2,417	1,372	11,000	3,767

Total operating costs and expenses	9,752	7,570	35,659	22,178

Income (loss) from operations	7,506	(2,902)	31,616	17,133

Other income (expense):
Interest income and other	3	56	10	216
Interest expense	(600)	(199)	(1,764)	(578)
Gain on sale of assets	—	61	—	1,621
Other revenue and expenses, net	—	—	—	576

Total other income (expense)	(597)	(82)	(1,754)	1,835

Net income (loss)	$6,909	$(2,984)	$29,862	$18,968

Computation of net income (loss) per limited partner unit:
General partners’ interest in net income (loss)	$130	$(60)	$584	$379

Limited partners’ interest in net income (loss)	$6,779	$(2,924)	$29,278	$18,589

Net income (loss) per limited partner unit (basic and diluted)	$0.36	$(0.17)	$1.62	$1.05
Weighted average limited partner units outstanding:
(basic and diluted)	18,777	17,640	18,049	17,640

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Year Ended
	December 31,
	2012	2011
Cash Flows from Operating Activities:
Net income	$29,862	$18,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	10,324	7,160
Debt placement fee amortization	131	—
Accretion of discount on asset retirement obligations	126	78
Impairment of proved oil and gas properties	1,296	—
Dry holes and abandonments of unproved properties	—	813
Unrealized gain on derivative instruments, net	(2,004)	(3,437)
Gain on sale of assets	—	(1,621)
Equity-based compensation	6,323	1,671
Changes in operating assets and liabilities:
Accounts receivable	(1,395)	(4,454)
Other receivables	(603)	—
Prepaids and other	2,159	415
Accounts payable and accrued liabilities	1,498	4,608
Revenues payable	—	32
Advance billings and other	—	(120)

Net cash provided by operating activities	47,717	24,113

Cash Flows from Investing Activities:
Additions to oil and gas properties	(23,960)	(32,654)
Additions to other property and equipment	—	(679)
Acquisitions of oil and natural gas properties	(48,579)	(16,026)
Proceeds from sale of other property and equipment	—	1,219
Proceeds from sale of investment in subsidiary, net of cash sold	—	2,095
Proceeds from sale of property and equipment to subsidiary, net of cash sold	—	4,000

Net cash used in investing activities	(72,539)	(42,045)

Cash Flows from Financing Activities:
Proceeds from line of credit	80,800	68,564
Payments on line of credit	(47,800)	(29,385)
Borrowings on note payable	—	412
Payments on note payable	—	(84)
Proceeds from initial public offering, net of discount	—	87,397
Distributions paid	(27,705)	(110,937)
Repurchase of common units	—	(1)
Issuance of common units	20,352	1,972

Net cash provided by financing activities	25,647	17,938

Net increase in cash and cash equivalents	825	6
Beginning cash and cash equivalents	228	222

Ending cash and cash equivalents	$1,053	$228

Supplemental Cash Flow Information:

Cash paid for interest	$1,561	$535

Non-Cash Investing and Financing Activities

Accrued capital expenditures—oil and gas properties	$1,005	$3,331

Deferred gain on sale of property and equipment to subsidiary	$—	$1,208

Non-GAAP Financial Measures

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by our management to describe financial performance with external users of our financial statements.

The partnership believes the Non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss)

Plus:

•	Income tax expense (benefit);

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Unrealized losses on commodity derivative contracts;

•	Impairment expenses;

•	Dry hole costs and abandonments of unproved properties;

•	Equity-based compensation; and

•	Loss on sale of assets;

Less:

•	Interest income;

•	Unrealized gains on commodity derivative contracts; and

•	Gain on sale of assets.

Distributable Cash Flow is defined as Adjusted EBITDA

Less:

•	Cash income taxes;

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2011	2012	2011
Net income (loss)	$6,909	$(2,984)	$29,862	$18,968
Interest expense	600	199	1,764	578
Depreciation, depletion and amortization	3,004	2,842	10,324	7,160
Accretion of discount on asset retirement obligations	34	23	126	78
Unrealized (gain) loss on derivatives, net	1,634	5,962	(2,004)	(3,437)
Impairment of proved oil and gas properties	41	—	1,296	—
Dry holes and abandonments of unproved properties	—	41	—	813
Equity-based compensation	1,129	—	6,323	1,671
Interest income	(3)	(56)	(10)	(216)
Gain on sale of assets	—	(61)	—	(1,621)

Adjusted EBITDA	$13,348	$5,966	$47,681	$23,994

Less:
Cash interest expense	$547	$196	$1,561	$535
Estimated maintenance capital expenditures	1,070	83	4,237	3,055

Distributable Cash Flow	$11,731	$5,687	$41,883	$20,404

CONTACT:

Jeff Olmstead

President and Chief Financial Officer

(972) 479-5980

jolmstead@midcon-energy.com

Matthew Lewis

Associate

(972) 479-5984

mlewis@midcon-energy.com